                                  EXHIBIT 10.49

                      [GLAMIS GOLD LOGO] GLAMIS GOLD LTD.

                    5190 Neil Road, Suite 310 Reno, NV 89502
                    phone: (702) 827-4600 fax: (702) 827-5044

                                November 19, 1998

Rayrock Resources Inc.
30 Soudan Avenue, Suite 500
Toronto, Ontario M4S 1V6

ATTENTION: James E. Askew, President & CEO

Dear Sirs:

Corporate Merger

The purpose of this Letter Agreement is to set out the offer of Glamis Gold Ltd. ("Glamis") to acquire all of the issued and outstanding shares of Rayrock Resources Inc. ("Rayrock") through a statutory plan of arrangement. All dollar amounts referred to herein are to Canadian dollars unless otherwise noted.

1.       We understand that:

         (a) As at November 16, 1998, Rayrock had approximately 19,115,420 "Subordinate Voting shares" and 176,000 "Multiple Voting shares" issued and outstanding (collectively the "Shares");

         (b) As at November 16, 1998, Rayrock had 1,779,600 Subordinate Voting shares subject to share purchase options and share appreciation rights based on 949,571 Subordinate Voting Shares (collectively, the "Rayrock Share Rights") at prices ranging from $5.40 to $16.00 per share;

         (c) As at September 30, 1998, Rayrock had long-term debt of approximately US$4,636,000, of which US$447,000 was classed as a current liability;

         (d) As at September 30, 1998, Rayrock had positive working capital of US$54,819,000;

         (e) Rayrock's corporate structure and share holdings in its subsidiaries and other corporations in which Rayrock has an interest are as depicted on the chart attached hereto as Schedule R-A (such subsidiaries and other corporations in which Rayrock has an interest are referred to herein as the "Subsidiaries");

         (f) Save and except as described in Schedule R-B, Rayrock and the Subsidiaries have those interests, rights and obligations with respect to mineral properties and other assets as are described in Rayrock's December 31, 1997 audited consolidated financial statements (the "Financial Statements");

         (g) The Financial Statements were prepared in accordance with generally accepted Canadian accounting principles and fairly represent the status and affairs of Rayrock on a consolidated basis as at the date of such statements and, since December 31, 1997, Rayrock and the Subsidiaries have carried on their respective businesses in the ordinary and usual course and there have been no changes in the condition or operations of such businesses or in their financial affairs which are, individually or in the aggregate, materially adverse;

         (h) Rayrock is up-to-date with applicable corporate and securities law filings;

         (i) With respect to any mineral or other properties in which Rayrock or the Subsidiaries has, or has had an interest, neither Rayrock nor the Subsidiaries are contractually liable for any cash payments or the issuance of Shares, save and except as described in the Financial Statements;

         (j) Save and except as described in Schedule R-C, Rayrock and the Subsidiaries have no employment or management contracts that contain the requirement to make lump-sum cash payments or pay other consideration upon the occurrence of a change of control of Rayrock or upon the termination of the contract prior to the due date thereof; and

         (k) Rayrock is unaware of any judicial or administrative actions, suits, proceedings or investigations pending or threatened against Rayrock or any of the Subsidiaries, which might result in any adverse material change in the condition (financial or otherwise), properties, assets, business or operations of Rayrock or any of the Subsidiaries and is unaware of any basis exist for any such action, suit, proceeding or investigation.

2.       Rayrock understands that:

         (a) As at November 16, 1998, Glamis had approximately 38,810,606 "Common shares" issued and outstanding (the "Glamis Shares");

         (b) As at November 16, 1998, Glamis had 2,535,000 Common shares subject to share purchase options at prices ranging from $0.50 to $12.625 per share;

         (c) As at September 30, 1998, Glamis had long-term debt of approximately US$0 of which US$0 was classed as a current liability;

         (d) As at September 30, 1998, Glamis had positive working capital of US$36,803,000;

         (e) Glamis' corporate structure and share holdings in its subsidiaries and other corporations in which Glamis has an interest are as depicted on the chart attached hereto as Schedule G-A (such subsidiaries and other corporations in which Glamis has an interest are referred to herein as the "Glamis Subsidiaries");

         (f) Save and except as described in Schedule G-B, Glamis and the Glamis Subsidiaries have those interests, rights and obligations with respect to mineral properties and other assets as are described in Glamis' December 31, 1997 audited consolidated financial statements (the "Glamis Financial Statements");

         (g) The Glamis Financial Statements were prepared in accordance with generally accepted Canadian accounting principles and fairly represent the status and affairs of Glamis on a consolidated basis as at the date of such statements and, since December 31, 1997, Glamis and the Glamis Subsidiaries have carried on their respective businesses in the ordinary and usual course and there have been no changes in the condition or operations of such businesses or in their financial affairs which are, individually or in the aggregate, materially adverse;

         (h) Glamis is up-to-date with applicable corporate and securities law filings;

         (i) With respect to any mineral or other properties in which Glamis or the Glamis Subsidiaries has, or has had an interest, neither Glamis nor the Glamis Subsidiaries are contractually liable for any cash payments or the issuance of Glamis Shares, save and except as described in the Glamis Financial Statements;

         (j) Save and except as described in Schedule G-C, Glamis and the Glamis Subsidiaries have no employment or management contracts that contain the requirement to make lump-sum cash payments or pay other consideration upon the occurrence of a change of control of Glamis or upon the termination of the contract prior to the due date thereof; and

         (k) Glamis is unaware of any judicial or administrative actions, suits, proceedings or investigations pending or threatened against Glamis or any of the Glamis Subsidiaries, which might result in any adverse material change in the condition (financial or otherwise), properties, assets, business or operations of Glamis or any of the Glamis Subsidiaries and is unaware of any basis exist for any such action, suit, proceeding or investigation.

3. Based upon the information in section 1, which is to be treated as representations and warranties given by Rayrock to Glamis as at the date of Rayrock's acceptance of the terms hereof, and subject to the Glamis Closing Conditions (as hereinafter defined) and the other terms and conditions contained herein, Glamis hereby offers (the "Offer") to acquire all of the issued and outstanding Shares by way of an arrangement (the "Arrangement") under the Ontario Business Corporations Act among Glamis, Rayrock and the holders of the Shares. Under the Arrangement, subject to section 4, the Shares will be exchanged, at the option of each holder of Shares, for Common shares of Glamis (each a "Glamis Share") or a combination of Glamis

Shares and cash for the Shares (such exchange being referred to hereinafter as the "Share Exchange") as follows:

         (a) 2.2 Glamis Shares for each Share (the "All Share Exchange Rate");
         or

         (b) 1.5 Glamis Shares and $3.00 for each Share (the "Cash/Share Exchange Rate"). Holders of Shares who do not make a valid election will be deemed to have elected to accept the All Share Exchange Rate.

4. Glamis will only be obligated to pay a maximum of $24,000,000 pursuant to the elections made for the Cash/Share Exchange Rate. If such elections would obligate Glamis to pay in excess of $24,000,000, the elections will be adjusted on a pro-rata basis so that Glamis will pay only a maximum of $24,000,000 pursuant to the Cash/Share Exchange Rate elections. The Shares not accepted under the Cash/Share Exchange Rate will be converted to the All Share Exchange Rate.

5. No fractional Glamis Shares will be issued under the Arrangement, but rather shareholders entitled to a fractional Glamis Share will receive cash in lieu thereof based on a whole Glamis Share being valued at $3.91.

6. Upon conclusion of the Arrangement:

         (a) Rayrock will be a wholly-owned subsidiary of Glamis and will cease to be a public company;

         (b) the Subsidiaries will remain as subsidiaries and related corporations of Rayrock;

         (c) the officers and directors of Rayrock will be comprised of nominees of Glamis and Rayrock's nominees who are directors or officers of the Subsidiaries will, at the election of Glamis, become nominees of Glamis;

         (d) Glamis' present intention is to keep most of the employees of Rayrock and of the Subsidiaries for a minimum period of 6 months from the closing of the Arrangement though certain reorganizational matters to improve the operational efficiency of the Glamis organization following the closing of the Arrangement will inevitably occur;

         (e) the size and composition of the board of directors of Glamis will be as set out in Schedule D; and

         (f) subject to applicable regulatory and shareholder approvals, the Rayrock Share Rights will be converted into rights to acquire Glamis Shares on the basis of the All Share Exchange Rate with the same terms as the Rayrock Share Rights with corresponding changes to the exercise prices for the Rayrock Share Rights based upon the All Share Exchange Rate, the net effect of which will be to place the holders of the Rayrock Share Rights in the same position that they would have been in had they exercised their Rayrock Share Rights prior to the conclusion of the Arrangement and elected to convert the resulting Shares into Glamis Shares on the basis of the All Share Exchange Rate.

7. Glamis' obligation to complete the Arrangement described herein will be subject to the following conditions ("Closing Conditions"):

         (a) receipt by Rayrock by no later than December 31, 1998 of acceptance for filing from each of the Canadian Securities regulatory bodies under which it is a reporting issuer of Rayrock's Annual Information Form for the year ended December 31, 1997. Rayrock will use its best efforts to obtain such receipt as soon as practicable.

         (b) execution of an arrangement agreement and plan of arrangement (collectively the "Arrangement Agreement") on the terms described herein, together with such other terms as are customary in a transaction of this nature;

         (c) receipt by Glamis of all required regulatory approvals;

         (d) Glamis being satisfied that no adverse material change in the business or financial affairs of Rayrock, on a consolidated basis, has occurred from the date of the Financial Statements to the date of closing of the Arrangement;

         (e) all of the representations and warranties of Rayrock set forth in this Letter Agreement and in the Arrangement Agreement shall be true and correct in all material respects as at the date made and as at the date of closing of the Arrangement;

         (f) receipt by Glamis, on or before 12:00 Noon Toronto time on the 19th of November, 1998, of evidence of approval of the terms hereof by the board of directors of Rayrock; and

         (g) holders of less than 5% of the Shares exercising their right of dissent under the Arrangement.

The Glamis Closing Conditions are for the exclusive benefit of Glamis and may be waived in whole or in part by it at any time.

8. Rayrock's obligation to complete the Arrangement will be subject to the following conditions (the "Rayrock Closing Conditions"):

         (a) execution of the Arrangement Agreement on the terms described herein, together with such other terms as are customary in a transaction of this nature;

         (b) receipt by Rayrock of all required shareholder and regulatory approvals;

         (c) Rayrock being satisfied that no adverse material change in the business or financial affairs of Glamis has occurred from the date of the Glamis Financial Statements to the date of the closing of the Arrangement;

         (d) all of the representations and warranties of Glamis which are set forth in this Letter Agreement and in the Arrangement Agreement shall be true and correct in all material respects as at the date made and as at the date of closing of the Arrangement; and

         (e) approval of the terms hereof by the board of directors of Rayrock.

The Rayrock Closing Conditions are for the exclusive benefit of Rayrock and may be waived in whole or in part by it at any time.

9. If Rayrock fails to complete the Arrangement (other than as a result of a condition precedent in favour of Rayrock not being satisfied) and within one year from the date hereof, Rayrock or its shareholders enter into a transaction that closes which is a merger, amalgamation, arrangement, take-over bid, sale of all or substantially all of its assets (excluding Rayrock's investment in BlackRock Ventures Inc. ("BlackRock")) or similar transaction involving Rayrock or any one or more of the Subsidiaries (excluding Rayrock's investment in BlackRock) or whereby 50% or greater of the issued voting rights at a meetings of the holders of Subordinate Voting shares or a similar number of treasury shares of Rayrock are acquired by one or more persons, Rayrock shall pay a fee to Glamis of $2,000,000.

10. The Arrangement Agreement will contain representations and warranties by Glamis and Rayrock, each on a consolidated basis, with respect to its mineral interests, corporate affairs and financial status as are usual in an arrangement agreement and as recommended by the respective legal counsel of Glamis and Rayrock acting reasonably.

11. From the date of approval of the terms hereof by the board of directors of Rayrock, Rayrock, its officers and directors will, except as may be required for the directors and officers of Rayrock to meet their fiduciary duties to the holders of Shares:

         (a) not discuss any merger, amalgamation, arrangement, take-over, sale of all or substantially all of its assets or joint venture proposals or similar transactions or the issuance of any of its treasury shares or the sale of any of the Subsidiaries or of its or their mineral properties or other assets and it will not solicit or assist others in making a proposal to do so;

         (b) support the arrangement and recommend to the holders of shares that they vote in favour of the Arrangement at a special meeting of the holders of shares convened to approve such;

         (c) act in good faith (i) in finalizing and executing the Arrangement Agreement, (ii) in finalizing an information circular for special meetings of the holders of the various classes of Shares, (iii) in finalizing material for applications to the Ontario Court of Justice (General Division) in respect of the Arrangement, and (iv) in soliciting shareholder approval for the Arrangement;

         (d) not enter into any material transactions or, except for shares issued upon the exercise of options granted prior to the date hereof, issue or agree to issue any shares of Rayrock, whether by option or otherwise, without the prior approval of Glamis and will carry on the operations of Rayrock and of the Subsidiaries in the usual and normal course;

         (e) permit Glamis' officers, directors, employees, consultants and advisors, at all reasonable times, access to the books, records and data, including drill core and other samples, of Rayrock and the Subsidiaries;

         (f) notwithstanding the terms of the confidentiality agreement dated as of May 21, 1998 (the "Confidentiality Agreement") between Glamis and Rayrock, permit Glamis' officers, directors, employees, consultants and advisors to solicit acceptance of the Arrangement from the shareholders of Rayrock; and

         (g) not make an application to the Ontario Court of Justice (General Division) for an order granting BlackRock, as the holder of all of the issued Multiple Voting Shares, the right to a separate vote on the Arrangement.

12. From the date of approval of the terms hereof by the board of directors of Rayrock, to the closing of the Arrangement or to the terminating of the transaction contained herein contemplating the Arrangement, whichever occurs first, Glamis, its officers and directors will, except as may be required for the directors and officers of Glamis to meet their fiduciary duties to the holders of Glamis Shares:

         (a) not discuss any merger, amalgamation, arrangement, take-over, sale of all or substantially all of its assets or joint venture proposals or similar transactions or the issuance of any of its treasury shares or the sale of any of the Glamis Subsidiaries or of its or their mineral properties or other assets and it will not solicit or assist others in making a proposal to do so;

         (b) act in good faith (i) in finalizing and executing the Arrangement Agreement, (ii) in finalizing an information circular for special meetings of the holders of the various classes of Shares and (iii) in soliciting shareholder approval for the Arrangement;

         (c) not enter into any material transactions or, except for shares issued upon the exercise of options granted prior to the date hereof, issue or agree to issue any shares of Glamis, whether by option or otherwise, without the prior approval of Rayrock and will carry on the operations of Glamis and of the Glamis Subsidiaries in the usual and normal course; and

         (d) permit Rayrock's officers, directors, employees, consultants and advisors, at all reasonable times, access to the books, records and data, including drill core and other samples, of Glamis and the Glamis Subsidiaries.

13. Glamis represents and warrants to Rayrock that the Board of Directors of Glamis (i) has approved the terms of this offer and the terms and delivery of it to Rayrock and (ii) has passed resolutions placing A. Dan Rovig on the board of directors of Glamis and electing him as Chairman of the Board of Glamis, such to be effective upon the Board of Directors of Rayrock approving the Offer.

14. If you accept the Offer contained in this Letter Agreement, you agree that we will have all documents in respect to the Transaction prepared, such to include an arrangement agreement and plan of arrangement, material for a special meeting of holders of Shares and material to support an application to the Ontario Court of Justice (General Division). You and your counsel will co-operate fully with us and our counsel in preparing such material as quickly and expeditiously as possible. Each of us will pay our own counsel fees, all required regulatory fees, fees of our advisors and other service providers with respect to the Transaction.

15. Rayrock may accept the Offer by executing and returning to Glamis or its financial advisors on or before 12:00 Noon Toronto time on November 19th, 1998, the enclosed copy of this Letter Agreement.

16. Glamis and Rayrock shall keep the terms hereof confidential until the provisions of subparagraph 7(e) have been met and thereafter Glamis and Rayrock will each co-operate in preparing and publishing a joint news release concerning the Arrangement. Each of Glamis and Rayrock agree, to the extent reasonably practicable, to consult with the other party prior to the release of any other press releases in relation to the Arrangement or any matter contemplated by this Letter Agreement.

17. This Letter Agreement may be terminated by either party if the Arrangement has not been completed on or before February 26, 1999, provided that no such termination shall relieve any party from liability for any breach of any provision of this Letter Agreement.

18. This Letter Agreement constitutes, together with the Confidentiality Agreement previously entered into between the parties, the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

19. This Letter Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Yours very truly,

GLAMIS GOLD LTD.

Per:     /s/ C. Kevin McArthur
         C. Kevin McArthur, President and
         Chief Executive Officer

Based upon the representations and warranties of Glamis in section 2, and subject to the Rayrock Closing Conditions and other terms and conditions contained herein, Rayrock hereby accepts the Offer by Glamis set out herein on November 19, 1998.

RAYROCK RESOURCES INC.

Per:     /s/ James Askew
         James Askew, President and
         Chief Executive Officer

SCHEDULE R-A

                          RAYROCK'S CORPORATE STRUCTURE

    [This schedule is a graphic which depicts Rayrock's Corporate Structure]

                                  SCHEDULE R-B

            MATERIAL MINERAL PROPERTIES AND OTHER ASSETS DISPOSED OF
             BY RAYROCK AND THE SUBSIDIARIES SINCE DECEMBER 31, 1997

(1) investment in shaker portfolio and other investments (approximately US$6.9 million total)

(2)      airplane (approximately US$500,000)

(3) lapse or abandonment of exploration mining claims in the normal course, none of which were material

                                  SCHEDULE R-C

                       EMPLOYMENT AND MANAGEMENT CONTRACTS
                      OF RAYROCK AND THE SUBSIDIARIES WHICH
                    CONTAIN PROVISIONS FOR LUMP SUM PAYMENTS
                     OR OTHER CONSIDERATION UPON TERMINATION

The following officers and employees of Rayrock and subsidiary companies (including Cordex) have employment contracts or benefits which fall under the above description:

                                 James E. Askew
                               Keith M. Belingheri
                                 C. Bruce Burton
                                 Joan T. Conway
                               Michael B. Crombie
                                 David A. Hutton
                                 Andy B. Wallace
                                Morris T. Worley

Details are not currently available but there may be employment contracts with certain ex-pat employees in Chile, for instance:

                                  Jerry Spencer
                               Charles Suffredini

Fixed term contracts exist with:

                        John W. W. Hick Consultants Inc.
                                Walter Steuerman

Terms of contracts with the following could have other consideration or residual payments on early termination:

                                  John P. Hunt
                               Francis S. O'Kelly
                                 Charles Ronkos

                                   SCHEDULE D

                               BOARD OF DIRECTORS
                       SIZE OF BOARD 9 PERSONS AS FOLLOWS

                  Chairman & Director                A. Dan Rovig
                  President & CEO & Director         C. Kevin McArthur
                  Director                           Chester F. Millar
                  Director                           James R. Billingsley
                  Director                           Ian S. Davidson
                  Director                           Jean Depatie
                  Director                           Frank S. O'Kelly
                  Director                           Hons von Michaelis
                  Director                           Simon T. Ridgway

                                  SCHEDULE G-A

                           GLAMIS' CORPORATE STRUCTURE

          [This is a graphic which depicts Glamis' Corporate Structure]

                                  SCHEDULE G-B

      MATERIAL MINERAL PROPERTIES AND OTHER ASSETS ACQUIRED OR DISPOSED OF
         BY GLAMIS AND THE GLAMIS SUBSIDIARIES SINCE DECEMBER 31, 1997

On October 19,1998, Glamis acquired all of the issued and outstanding shares of Mar-West Resources Inc. which has mineral exploration and exploitation concessions in the Central American countries of Honduras, Guatemala and El Salvador.

                                  SCHEDULE G-C

                       EMPLOYMENT AND MANAGEMENT CONTRACTS
                   OF GLAMIS AND THE GLAMIS SUBSIDIARIES WHICH
                    CONTAIN PROVISIONS FOR LUMP SUM PAYMENTS
                     OR OTHER CONSIDERATION UPON TERMINATION

         By an agreement dated March 1, 1998, Daniel J. Forbush was engaged by the Company to act as its Treasurer and Chief Financial Officer. The Agreement had a month-to-month term subject to termination in accordance with the terms of the Agreement. In addition Mr. Forbush was entitled to share purchase option under the Agreement.

         By an agreement dated January 1, 1998, C. Kevin McArthur was engaged by the Company to act as a director and President and Chief Executive Officer of the Company. The Agreement had a month-to-month term subject to termination in accordance with the terms of the Agreement. In addition Mr. McArthur was entitled to share purchase options under the Agreement.

         Each of the above employment agreements provide that upon notice of termination, the Executive Officer would be entitled to be paid an amount up to two times his yearly salary and value of benefits.

         Pursuant to a Service Agreement dated as of January 1, 1991, as amended August 18, 1994, made between the Company and Chester F. Millar, the Company engaged Mr. Millar to serve as a director of the Company and to perform the duties of the office of Chairman of the Board of Directors. Under the agreement Mr. Millar receives no salary but is entitled to share purchase options. The engagement of Mr. Millar will be terminated if he is removed as a member of or as Chairman of the Board of Directors. Additionally, if a majority of management's nominees to the Board of Directors are not elected at a shareholders' meeting or are otherwise replaced or if the Company amalgamates or otherwise merges or disposes of substantially all of its properties and such occurs without the concurrence of Mr. Millar, Mr. Millar may, at any time during the ensuing 12 month period, treat his engagement as terminated. In the case of termination of the engagement Mr. Millar will be entitled to receive three times the then current salary of the President of the Company. Mr. Millar's Service Agreement was amended solely to reduce the number of options to which he is entitled to from 250,000 shares to 200,000 shares in order to bring the agreement into line with the parties understanding of the arrangement.